EXHIBIT 14.2


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CORPORATE GOVERNANCE MANUAL


                           CORPORATE DISCLOSURE POLICY


INTRODUCTION

This Corporate Disclosure Policy is intended to raise the general level of awareness of disclosure of Corporate Information (as defined below) and confidentiality obligations of employees, officers and directors of the Corporation. This policy covers:

     1.   disclosure of Corporate Information; and

     2.   control over Corporate Information.

This policy should be read in connection with the Disclosure Charter Policy outlined at Tab 10. The following is a short summary of certain material requirements under this policy, which may be reviewed and amended from time to time by the Board in conjunction with legal counsel for the Corporation.

DISCLOSURE OF CORPORATE INFORMATION

For purposes of this policy, "Corporate Information" means all public regulatory filings, financial statements, earnings press releases, management discussion and analysis, prospectuses, annual reports, annual information forms, information circulars, material change reports, press releases and all other information of a material nature having to do with the business of the Corporation.

In order to establish an equal footing among investors in the Corporation, any Corporate Information regarding a material occurrence concerning the Corporation, favourable or otherwise, is required to be released to the public as soon as it is known to the Corporation. Disclosure of Corporate Information is the responsibility of the Senior Officers.

QUIET PERIOD

The Corporation has adopted a quiet period in accordance with the recommended guidelines set out in National Policy 51-201 during which no earnings guidance or comments with respect to the current quarter's operations or expected results


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will be provided to analysts, investors or other market professionals. The quiet period will run between the first day of the month following the quarter end and the release of a quarterly earnings announcement and the quiet period will run between the first day of the second month following the year end and the release of the year end earnings announcement. Communications that may occur during the quiet period must be limited to responding to inquiries concerning publicly available, statutorily required, or non-material Corporate Information (unless there is an obligation to disclose Corporate Information pursuant to this policy).

CONTROL OVER CORPORATE INFORMATION

Certain Corporate Information will be considered exclusively for internal use or as being otherwise confidential. Such internal and Corporate Information must not be disclosed to anyone outside the Corporation and must be safeguarded by all employees, officers and directors except as authorized by the Senior Officers. Communications with analysts, the media and investors may only be handled by authorized officers. All other personnel should refer external enquiries to the Senior Officers.

VETTING AND REVIEW BY DISCLOSURE COMMITTEE

In order to ensure provide reasonable assurance that disclosure of Corporate Information is consistent, accurate and made in a timely manner, the Corporation has struck a Disclosure Committee comprised of two members of the Board of the Corporation. The Disclosure Committee is charged with vetting and approving all public disclosure of Corporate Information and it is an integral aspect of this Disclosure Committee that no public disclosure be made by the Corporation without prior review and approval by the Disclosure Committee or its designates.

The Disclosure  Committee has adopted policies,  procedures and protocols for:

     o    determining the materiality of Corporate Information;

     o    reviewing analyst reports;

     o    conducting investor conference calls;

     o    conducting meetings with analysts and investors;

     o    participation   by  the   Corporation   at  industry  and   investment
          conferences;

     o    establishing procedures related to unintentional disclosure;


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     o    responding  to market  rumours;  and

     o    designating corporate spokes persons.

TRADING IN SECURITIES OF THE CORPORATION

Broadly speaking, an employee, officer or director with knowledge of non-public Corporate Information may not trade in securities of the Corporation until such Corporate Information is publicly known and may not use or disclose such information. In order to reduce potential exposure to liability under securities laws, employees, officers and directors may only trade in the Corporation's securities during those periods set forth in the Corporation's Securities Trading Policy located at Tab 3 of this Corporate Governance Manual.

FAILURE TO ADEQUATELY DISCLOSE MATERIAL CORPORATE INFORMATION, BREACHES OF CONFIDENTIALITY, AND VIOLATIONS OF INSIDER TRADING AND TIPPING LAWS CARRY SEVERE CONSEQUENCES BOTH FOR THE CORPORATION AND THE INDIVIDUALS INVOLVED. THEREFORE, ALL EMPLOYEES, OFFICERS AND DIRECTORS OF THE CORPORATION MUST COMPLY WITH THE PROVISIONS AND PROCEDURES OF THE SECURITIES TRADING POLICY.

ALL EMPLOYEES, OFFICERS AND DIRECTORS SHOULD READ AND FAMILIARIZE THEMSELVES WITH THE CONTENTS OF THIS CORPORATE DISCLOSURE POLICY.

DISCLOSURE OF CORPORATE INFORMATION

TIMELY DISCLOSURE

All material information concerning the Corporation, favourable or otherwise, is required to be released to the public as soon as it is known to the Corporation.

DELAYING DISCLOSURE OF MATERIAL CORPORATE INFORMATION

If, in the opinion of the Senior Officers, the material Corporate Information is of a confidential nature and its disclosure would be unduly detrimental to the Corporation, public disclosure may be delayed as long as the Corporation files a confidential material change report (if applicable) with the relevant securities commissions, and to do so would not contravene any contractual or statutory


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obligation  on the  Corporation  with  respect to  disclosure.  In such an event reasonable steps must be taken to ensure that the information is kept confidential.

SELECTIVE DISCLOSURE

Disclosure cannot be made to select outside parties (including brokers, analysts and existing or potential shareholders) before broad public disclosure except in the necessary course of the Corporation's business and where controls are put in place to prevent inappropriate use or disclosure of Corporate Information. If an employee, officer or director discloses material, non-public Corporate Information to an outside party in an uncontrolled manner, the Senior Officers may be obligated to immediately announce such Corporate Information to the public.

RESPONSIBILITY

Disclosure of Corporate Information is the responsibility of the Senior Officers. The Senior Officers will determine the materiality of Corporate Information and the content of any disclosures.

DISCLOSURE

All public disclosures of Corporate Information must be complete and not misleading. The Corporation must disclose both favourable and unfavourable Corporate Information. If a subsequent event makes any previously disclosed Corporate Information misleading, an update must be immediately published.

CONTROL OF CORPORATE INFORMATION

SAFEGUARDING INFORMATION

Corporate Information must not be disclosed to anyone outside the Corporation, except where authorized by the Senior Officers and disclosed in controlled situations. Corporate Information must be safeguarded by all employees, officers and directors. Visitors must not be left unattended in offices where confidential documents are visible or easily accessible. Documents containing Corporate Information must not be left unattended in public areas. Personnel must not discuss Corporate Information in situations where they may be overheard. Corporate Information must not be transferred through electronic mail


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unless  you  believe  the  connection  to  be  secured,  have  taken  reasonable precautions to ensure that transmission will not result in disclosure of confidential data beyond the intended recipient, or have otherwise been authorized by a Senior Officer to transmit such Confidential Information.

LIMITED DISCLOSURE WHERE NECESSARY

Corporate Information may be disclosed in the necessary course of the Corporation's business only with the approval of a Senior Officer and only if appropriate controls are put in place to limit the inappropriate use or further disclosure of such information. Where Corporate Information must be disclosed to an outside party with which the Corporation is doing business (such as suppliers, subcontractors, bankers and professional advisors), only information absolutely necessary to such person should be provided and such person should, when deemed appropriate by a Senior Officer, sign a confidentiality agreement in a form acceptable to the Senior Officer.

COMMUNICATIONS WITH OUTSIDERS INCLUDING ANALYSTS, MEDIA AND INVESTORS

Communications with analysts, the media and investors may only be handled by the Senior Officers or the person or persons designated by the Senior Officers. All other personnel should refer outside enquiries to a Senior Officer or the persons designated by the Senior Officers. The names of the Senior Officer (CFO) and the Corporate Secretary will be provided to the market surveillance department of The Toronto Stock Exchange (the "Exchange") in case the Exchange may need to contact them in the event of unusual trading in the Corporation's securities.

ACCIDENTAL DISCLOSURE

If an employee, officer or director discloses material, non-public Corporate Information to an outside party and is concerned that such disclosure may not have been in accordance with this policy, such person must immediately notify a Senior Officer. Employees should assume that all corporate information is confidential unless told otherwise.
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